Exhibit 10.9

KEY EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

THIS AGREEMENT, made and entered into as of the        day of                    20    , by and between Oshkosh Corporation, a Wisconsin corporation (hereinafter referred to as the “Company”), and                      (hereinafter referred to as the “Executive”).

W I T N E S S E T H :

WHEREAS, the Executive is employed by the Company and/or a subsidiary of the Company in a key executive capacity, and the Executive’s services are valuable to the conduct of the business of the Company;

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that circumstances may arise in which a change in control of the Company occurs, through acquisition or otherwise, thereby causing uncertainty about the Executive’s future employment with the Company and/or any such subsidiary without regard to the Executive’s competence or past contributions, which uncertainty may result in the loss of valuable services of the Executive to the detriment of the Company and its shareholders, and the Company and the Executive wish to provide reasonable security to the Executive against changes in the Executive’s relationship with the Company in the event of any such change in control;

WHEREAS, the Company and the Executive are desirous that any proposal for a change in control or acquisition of the Company will be considered by the Executive objectively and with reference only to the best interests of the Company and its shareholders;

WHEREAS, the Executive will be in a better position to consider the Company’s best interests if the Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment that could result from any such change in control or acquisition; and

WHEREAS, as a further basis for the Company to enter into this Agreement, the Executive has entered into a Confidentiality and Loyalty Agreement in favor of the Company (the “Confidentiality Agreement”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

1.                                       Definitions.  The following terms are used in this Agreement as defined in Exhibit A:

409A Affiliate	Covered Termination	Prime
Act	Effective Date	Section 409A Indemnification
Accrued Benefits	Employer	Section 409A Tax
Affiliate and Associate	Good Reason	Separation from Service
Annual Cash Compensation	Indemnified Section 409A Violation	Termination Date
Cause	Normal Retirement Date	Termination of Employment
Change in Control	Notice of Termination
Code	Person

2.                                       Termination or Cancellation Prior to the Effective Date.  The Company and the Executive shall each retain the right to terminate the employment of the Executive at any time prior to the Effective Date.  If the Executive’s employment is terminated prior to the Effective Date, then this Agreement shall be terminated and cancelled and of no further force or effect, and any and all rights and obligations of the parties hereunder shall cease.  In addition, this Agreement shall terminate upon the Executive ceasing to be an officer of the Company and its Affiliates prior to a Change in Control unless the Executive can reasonably demonstrate that such change in status occurred under circumstances described in clause (iii)(B)(1) or (iii)(B)(2) of the definition of “Effective Date” in Exhibit A.

3.                                       Employment Period.  If the Executive is employed by the Employer on the Effective Date, then the Company will, or will cause the Employer to, continue thereafter to employ the Executive during the Employment Period (as hereinafter defined), and the Executive will remain in the employ of the Employer, in accordance with and subject to the terms and provisions of this Agreement.  For purposes of this Agreement, the term “Employment Period” means a period (i) commencing on the Effective Date, and (ii) ending at 11:59 p.m. Oshkosh Time on the earlier of the first anniversary of such date or the Executive’s Normal Retirement Date.

4.                                       Duties.  During the Employment Period, the Executive shall, in the most significant capacities and positions held by the Executive at any time during the 180-day period preceding the Effective Date or in such other capacities and positions as may be agreed to by the Company and the Executive in writing, devote the Executive’s best efforts and all of the Executive’s business time, attention and skill to the business and affairs of the Employer, as such business and affairs now exist and as they may hereafter be conducted.

5.                                       Compensation.  During the Employment Period, the Executive shall be compensated as follows:

(a)                                  The Executive shall receive, at reasonable intervals (but not less often than monthly) and in accordance with such standard policies as may be in effect immediately prior to the Effective Date, an annual base salary in cash equivalent of not less than twelve times the Executive’s highest monthly base salary for the twelve-month period immediately preceding the month in which the Effective Date occurs or, if higher, an annual base salary at the rate in effect immediately prior to the Effective Date (determined prior to any reduction for amounts deferred under Section 401(k) of the Code or otherwise, or deducted pursuant to a cafeteria plan or qualified transportation fringe benefit under Sections 125 and 132(f) of the Code), subject to upward adjustment as hereinafter provided in Section 6 (such salary amount as adjusted upward from time to time is hereafter referred to as the “Annual Base Salary”).

(b)                                 The Executive shall receive perquisites at least equal in value to those provided for the Executive at any time during the 180-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to any executives of the Company and its Affiliates of comparable status and position to the Executive.  The Executive shall be reimbursed, at such intervals and in accordance with such standard policies that are most favorable to the Executive that were in effect at any time during the 180-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to any executives of the Company and its Affiliates of comparable status and position to the Executive, for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company, including travel expenses.

(c)                                  The Executive and/or the Executive’s family, as the case may be, shall be included, to the extent eligible thereunder (which eligibility shall not be conditioned on the Executive’s salary grade or on any other requirement that excludes executives of the Company and its Affiliates of comparable status and position to the Executive unless such exclusion was in effect for such plan or an equivalent plan on the date 180 days prior to the Effective Date), in any and all welfare benefit plans, practices, policies and programs providing benefits for the Company’s salaried employees in general or, if more favorable to the Executive, to any executives of the Company and its Affiliates of comparable status and position to the Executive, including but not limited to group life insurance, hospitalization, medical and dental plans; provided, that, (i) in no event shall the aggregate level of benefits under such plans, practices, policies and programs in which the Executive is included be less than the aggregate level of benefits under plans, practices, policies and programs of the type referred to in this Section 5(c) in which the Executive was participating at any time during the 180-day period immediately preceding the Effective Date and (ii) in no event shall the aggregate level of benefits under such plans, practices, policies and programs be less than the aggregate level of benefits under plans, practices, policies and programs of the type referred to in this Section 5(c) provided at any time after the Effective Date to any executive of the Company and its Affiliates of comparable status and position to the Executive.

(d)                                 The Executive shall annually be entitled to not less than the amount of paid vacation and not fewer than the number of paid holidays to which the Executive was entitled annually at any time during the 180-day period immediately preceding the Effective Date or such greater amount of paid vacation and number of paid holidays as may be made available annually to the Executive or any other executive of the Company and its Affiliates of comparable status and position to the Executive at any time after the Effective Date.

(e)                                  The Executive shall be included in all plans providing additional benefits to any executives of the Company and its Affiliates of comparable status and position to the

Executive, including but not limited to deferred compensation, retirement, stock option, stock appreciation, stock bonus and similar or comparable plans; provided, that, (i) in no event shall the aggregate level of benefits under such plans be less than the aggregate level of benefits under plans of the type referred to in this Section 5(e) in which the Executive was participating at any time during the 180-day period immediately preceding the Effective Date; (ii) in no event shall the aggregate level of benefits under such plans be less than the aggregate level of benefits under plans of the type referred to in this Section 5(e) provided at any time after the Effective Date to the Executive or any executive of the Company and its Affiliates of comparable status and position to the Executive; and (iii) the Company’s obligation to include the Executive in bonus or incentive compensation plans shall be determined by Section 5(f).

(f)                                    To assure that the Executive will have an opportunity to earn incentive compensation after the Effective Date, the Executive shall be included in a bonus plan of the Company that shall satisfy the standards described below (the “Bonus Plan”).  Bonuses under the Bonus Plan shall be payable with respect to achieving such financial or other goals reasonably related to the business of the Company, including the Employer, as the Company shall establish (the “Goals”), all of which Goals shall be attainable, prior to the end of the Employment Period, with approximately the same degree of probability as the goals under the Company’s bonus plan or plans in the form most favorable to the Executive that was in effect at any time during the 180-day period prior to the Effective Date (the “Existing Plan”) and in view of the Company’s existing and projected financial and business circumstances applicable at the time.  The amount of the bonus (the “Bonus Amount”) that the Executive is eligible to earn under the Bonus Plan shall be no less than the amount of the Executive’s highest maximum potential award under the Existing Plan at any time during the 180-day period prior to the Effective Date or, if higher, any maximum potential award under the Bonus Plan or any other bonus or incentive compensation plan in effect after the Effective Date for the Executive or for any executive of the Company and its Affiliates of comparable status and position to the Executive (such bonus amount herein referred to as the “Maximum Bonus”), and if the Goals are not achieved (and, therefore, the entire Maximum Bonus is not payable), then the Bonus Plan shall provide for a payment of a Bonus Amount not less than a portion of the Maximum Bonus reasonably related to that portion of the Goals that were achieved.  Payment of the Bonus Amount (i) shall be in cash, unless otherwise agreed by the Executive, and (ii) shall not be affected by any circumstance occurring subsequent to the end of the Employment Period, including termination of the Executive’s employment.

6.                                       Annual Compensation Adjustments.  During the Employment Period, the Chief Executive of the Company will consider and appraise, at least annually, the contributions of the Executive to the Company, and in accordance with the Company’s practice prior to the Effective Date, due consideration shall be given, at least annually, to the upward adjustment of the Executive’s Annual Base Salary (i) commensurate with increases generally given to other executives of the Company and its Affiliates of comparable status and position to the Executive, and (ii) as the scope of the Company’s operations or the Executive’s duties expand.

7.                                       Termination During Employment Period.

(a)                                  Right to Terminate.  During the Employment Period, (i) the Company shall be entitled to terminate the Executive’s employment (A) for Cause, (B) by reason of the Executive’s disability pursuant to Section 11, or (C) for any other reason, and (ii) the Executive shall be entitled to terminate the Executive’s employment for any reason.  Any such termination shall be subject to the procedures set forth in Section 12 and shall be subject to any consequences of such termination set forth in this Agreement.  Any termination of the Executive’s employment during the Employment Period by the Employer shall be deemed a termination by the Company for purposes of this Agreement.

(b)                                 Termination for Cause or Without Good Reason.  If there is a Covered Termination for Cause or due to the Executive’s voluntarily terminating the Executive’s employment other than for Good Reason, then the Executive shall be entitled to receive only Accrued Benefits.

(c)                                  Termination Giving Rise to a Termination Payment.  If there is a Covered Termination by the Executive for Good Reason, or by the Company other than by reason of (i) death, (ii) disability pursuant to Section 11, or (iii) Cause, and provided that the Executive timely signs, in accordance with Section 8(a)(ii), a full release of claims in form and substance reasonably acceptable to the Company, then the Executive shall be entitled to receive, and the Company shall promptly pay, Accrued Benefits and, in lieu of further base salary for periods following the Termination Date, as liquidated damages and severance pay and in consideration of the covenants of the Executive set forth in the Confidentiality Agreement, the Termination Payment pursuant to Section 8(a).

8.                                       Payments Upon Termination.

(a)                                  Termination Payment.

(i)                                     The “Termination Payment” shall be an amount equal to the Annual Cash Compensation.  Subject to Section 8(a)(ii), the Termination Payment shall be paid to the Executive in cash equivalent on the first day of the seventh month following the month in which the Executive’s Separation from Service occurs (the “Termination Payment Date”) and shall be accompanied by an interest payment calculated at Prime, such rate to be determined on the Termination Date, compounded quarterly.  Such lump sum payment shall not be reduced by any present value or similar factor, and the Executive shall not be required to mitigate the amount of the Termination Payment by securing other employment or otherwise, nor will such Termination Payment be reduced by reason of the Executive securing other employment or for any other reason.  The Termination Payment shall be in lieu of any other severance payments to which the Executive is entitled under the severance policies and practices of the Company and/or any subsidiary of the Company.

(ii)                                  It is a condition of payment of the Termination Payment that the Executive deliver a full release to the Company no earlier than thirty (30) days and no later than eight (8) days prior to the Termination Payment Date.  If the Executive does not timely deliver a full release to the Company, or if the Executive delivers such a release but revokes it prior to the Termination Payment Date (to the extent he is able to do so), then the Executive shall not be entitled to the Termination Payment.

(b)                                 Certain Code Consequences.

(i)                                     Notwithstanding any other provision of this Agreement, if any portion of the Termination Payment or any other payment under this Agreement (including any Section 409A Indemnification under Section 8(b)(v)), or under any other agreement with or plan of the Company or the Employer, including, without limitation, the Oshkosh Corporation 1990 Incentive Stock Plan, the Oshkosh Corporation 2004 Incentive Stock and Awards Plan, and any subsequently adopted equity incentive plan (the “Incentive Stock Plans”) or any stock option agreement (the “Stock Option Agreements”) between the Company and the Executive entered into pursuant to an Incentive Stock Plan (in the aggregate “Total Payments”), would constitute an “excess parachute payment,” then the Total Payments to be made to the Executive shall be reduced such that the value of the aggregate Total Payments that the Executive is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code (or any successor provision) or that the Company may pay without loss of deduction under Section 280G of the Code (or any successor provision).  If the provisions of Sections 280G and 4999 (or any successor provisions) are repealed without succession, then this Section 8(b)(i) shall be of no further force and effect.

(ii)                                  For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G of the Code (or any successor provision) and such “parachute payments” shall be valued as provided therein.  Present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b)(2) of the Code (or any successor provision).  Within 40 days following a Covered Termination or notice by one party to the other of its belief that there is a payment or benefit due the Executive that will result in an “excess parachute payment” as defined in Section 280G of the Code (or any successor provision), the Executive and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (the “National Tax Counsel”) selected by the Company’s independent auditors and acceptable to the Executive in the Executive’s sole discretion (which may be regular outside counsel to the Company), which opinion sets forth (A) the amount of the Base Period Income, (B) the amount and present value of Total Payments, and (C) the amount and present value of any excess parachute payments.  As used in this Section 8(b)(ii), the term “Base Period Income” means an amount equal to the Executive’s “annualized includible compensation for the base period” as defined in Section 280G(d)(1) of the Code (or any successor provision).  For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code (or any successor provisions), which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive.  The opinion of the National Tax Counsel shall be dated as of the Termination Date and addressed to the Company and the Executive and shall be binding upon the Company and the Executive.  If such opinion determines that there would be an excess parachute payment, then the Termination Payment hereunder or any other payment or benefit determined by such counsel to be includable in Total Payments shall be reduced or eliminated as specified by the Executive in writing delivered to the Company within 30 days of the Executive’s receipt of such opinion so that under the bases of calculations set forth in such opinion there will be no excess parachute payment; provided that if Executive’s exercise of the right to specify the payments or benefits to be reduced or eliminated would result in additional tax being due under Section 409A of the Code or, if the Executive fails to so notify the Company, then the payments or benefits included in the Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment by applying the following principles, in order: (x) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (y) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (z) cash payments shall be reduced prior to non-cash benefits; provided further that if the foregoing order of reduction or elimination would result in additional tax being due under Section 409A of the Code, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).  If the National Tax Counsel so requests in connection with the opinion required by this Section 8(b), the Executive and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive solely with respect to its status under Section 280G of the Code (or any successor provision) and the regulations thereunder.  Notwithstanding the foregoing, the provisions of this Section 8(b), including the calculations, notices and opinions provided for herein, shall be based upon the conclusive presumption that the following are reasonable: (1) the compensation and benefits provided for in Section 5 and (2) any other compensation, including but not limited to the Accrued Benefits, earned prior to the Termination Date by the Executive pursuant to the Company’s compensation programs if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Change in Control or the Termination Date.

(iii)                               In the event that, upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Total Payments, a change is finally determined to be required in the amount of taxes paid by the Executive, appropriate adjustments shall be made under this Agreement such that the net amount that is payable to the Executive after taking into account the provisions of Section 4999 of the Code shall reflect the intent of the parties as expressed in this Section 8(b), in the manner determined by the National Tax Counsel.  If the Company is required to make a payment to the

Executive, then such payment shall be paid following the date of the final determination by a court or the Internal Revenue Service and within 30 days after the date the Executive provides the Company a written request for reimbursement thereof (accompanied by proof of taxes paid), but in no event shall the reimbursement be made later than the end of the calendar year following the year in which the Executive remits the excise tax to the Internal Revenue Service.

(iv)                              The Company will bear all costs associated with the National Tax Counsel and will indemnify and hold harmless the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to the National Tax Counsel’s determinations pursuant to this Section 8(b), except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

(v)                                 The Company shall pay the Executive any Section 409A Indemnification within 30 days after the later of the date on which the Executive provides the Company with a written request for reimbursement thereof (accompanied by proof of payment of the Section 409A Tax upon which such request is based) or the date that is the first day of the seventh month following the month in which the Separation from Service occurs, but in no event later than the end of the calendar year following the year in which the Executive remits the Section 409A Tax to the Internal Revenue Service.  The Company and the Executive shall reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Section 409A Tax, and the Executive shall, if reasonably requested by the Company, contest any obligation to pay a Section 409A Tax.  If, as a result thereof, the Executive receives a tax refund or credit for any Section 409A Tax previously paid, the Executive shall return to the Company an amount equal to such refund or credit.  Notwithstanding the above, no Section 409A Indemnification will be made if the Executive fails to timely consent to any amendment of this Agreement reasonably proposed by the Company for the purpose of avoiding the need to pay the Section 409A Tax.

(c)                                  Additional Benefits.  If there is a Covered Termination and the Executive is entitled to Accrued Benefits and the Termination Payment, then the Executive shall be entitled to the following additional benefits:

(i)                                     Until the earlier of the end of the Employment Period or such time as the Executive has obtained new employment and is covered by benefits that in the aggregate are at least equal in value to the following benefits, the Executive shall continue to be covered, at the expense of the Company, by the most favorable life insurance, hospitalization, medical and dental coverage and other welfare benefits provided to the Executive and the Executive’s family during the 180-day period immediately preceding the Effective Date or at any time thereafter or, if more favorable to the Executive, coverage as was required hereunder with respect to the Executive immediately prior to the date Notice of Termination is given, subject to the following:

(A)                              If applicable, following the end of the COBRA continuation period, if such hospitalization, medical or dental coverage is provided under a health plan that is subject to Section 105(h) of the Code, benefits payable under such health plan shall comply with the requirements of Treasury regulation section 1.409A-3(i)(1)(iv)(A) and (B) and, if necessary, the Company shall amend such health plan to comply therewith.

(B)                                During the first six months following the Executive’s Separation from Service, the Executive shall pay the Company the cost of any life insurance coverage for the Executive that provides a benefit in excess of $50,000 under a group term life insurance policy.  After the end of such six month period, the Company shall make a cash payment to the Executive (with interest at Prime, compounded quarterly) equal to the aggregate premiums paid by the Executive for such coverage, and thereafter such coverage shall be provided at the expense of the Company for the remainder of the period.

If the Executive is entitled to the Termination Payment pursuant to Section 12(b), then on the first anniversary of the Change in Control, the Company shall reimburse the Executive for any COBRA premiums the Executive paid for his or her hospitalization, medical and dental coverage under COBRA from the Executive’s Termination Date through such first anniversary of the Change in Control.

(ii)                                  The Executive shall receive, until the end of the second calendar year following the calendar year in which the Separation from Service occurs, at the expense of the Company, outplacement services, on an individualized basis at a level of service commensurate with the Executive’s most senior status with the Company during the 180-day period prior to the Effective Date (or, if higher, at any time after the Effective Date), provided by a nationally recognized executive placement firm selected by the Company with the consent of the Executive, which consent will not be unreasonably withheld; provided that the cost to the Company of such services shall not exceed 15 percent of the Annual Base Salary.

(iii)                               The Company shall bear up to $5,000 in the aggregate of fees and expenses of consultants and/or legal or accounting advisors (other than the National Tax Counsel) engaged by the Executive to advise the Executive as to matters relating to the computation of benefits due and payable under this Section 8.

(d)                                 Rabbi Trust.  Prior to or simultaneously with a Change in Control over which the Company has control or within three business days of any other Change in Control, the Company shall establish an irrevocable grantor trust (also known as a “rabbi trust”) for the benefit of the Executive and other executives of the Company who are parties to agreements with the Company similar to this Agreement for the sole purpose of (i) holding assets equal in value to the present value at any time after a Change in Control of the maximum amount of benefits to which the Executive may be entitled under Section 8(a) and Section 8(b) and to which such other executives may be entitled under similar provisions of their respective agreements and (ii)

distributing such assets as their payment becomes due. Prior to or simultaneously with a Change in Control over which the Company has control or within three business days of any other Change in Control, the Company shall fund such trust with cash or marketable securities having the value described in clause (i); provided that the Company shall not be obligated to fund such trust at such time if the funding would result in additional tax being owed under Section 409A of the Code, and in such event, the Company shall fund such trust on the first date it may fund such trust without causing any such additional tax to be owed.  The Company shall reasonably calculate the value described in clause (i) assuming that the date on which such calculation is made is the Termination Date applicable to the Executive and the corresponding date applicable to such other executives.

9.                                       Death.

(a)                                  Except as provided in Section 9(b), in the event of a Covered Termination due to the Executive’s death, the Executive’s estate, heirs and beneficiaries shall receive all the Executive’s Accrued Benefits through the Termination Date.

(b)                                 If the Executive dies after a Notice of Termination is given (i) by the Company or (ii) by the Executive for Good Reason, then the Executive’s estate, heirs and beneficiaries shall be entitled to the benefits described in Section 9(a) and, subject to the provisions of this Agreement (including Section 9(c)), to such Termination Payment to which the Executive would have been entitled had the Executive lived, except that the Termination Payment shall be paid on the 120th day following the date of the Executive’s death (the “Death Benefit Payment Date”), without interest thereon.  For purposes of this Section 9(b), the Termination Date shall be the earlier of 30 days following the giving of the Notice of Termination, subject to extension pursuant to the definition of Termination of Employment, or one day prior to the end of the Employment Period.

(c)                                  It is a condition of payment of the Termination Payment under Section 9(b) that the Executive’s estate deliver a full release of claims in form and substance reasonably acceptable to the Company no earlier than sixty (60) days and no later than eight (8) days prior to the Death Benefit Payment Date.  If the Executive’s estate does not timely deliver a full release to the Company, or if the Executive’s estate delivers such a release but revokes it prior to the Termination Payment Date (to the extent the Executive’s estate is able to do so), then the Executive’s estate shall not be entitled to the Termination Payment.

10.                                 Retirement.  If, during the Employment Period, the Executive and the Company shall execute an agreement providing for the early retirement of the Executive from the Company, or the Executive shall otherwise give notice that the Executive is voluntarily choosing to retire early from the Company, then the Executive shall receive Accrued Benefits through the Termination Date; provided, that if the Executive’s employment is terminated by the Executive for Good Reason or by the Company other than by reason of death, disability or Cause and the Executive also, in connection with such termination, elects voluntary early retirement, then the Executive shall also be entitled to receive a Termination Payment pursuant to Section 8(a).

11.                                 Termination for Disability.  If, during the Employment Period, as a result of the Executive’s disability due to physical or mental illness or injury (regardless of whether such illness or injury is job-related), the Executive shall have been absent from the Executive’s duties hereunder on a full-time basis for a period of six consecutive months and, within thirty days after the Company notifies the Executive in writing that it intends to terminate the Executive’s employment (which notice shall not constitute the Notice of Termination contemplated below), the Executive shall not have returned to the performance of the Executive’s duties hereunder on a full-time basis, then the Company may terminate the Executive’s employment for purposes of this Agreement pursuant to a Notice of Termination. If the Executive’s employment is terminated on account of the Executive’s disability in accordance with this Section 11, then the Executive shall receive Accrued Benefits and shall remain eligible for all benefits provided by any long term disability programs of the Company in effect at the time the Company sends notice to the Executive of its intent to terminate pursuant to this Section.

12.                                 Termination Notice and Procedure.

(a)                                  Any termination of the Executive’s employment during the Employment Period by the Company or the Executive (other than a termination of the Executive’s employment referenced in the second sentence of the definition of “Effective Date” in Exhibit A) shall be communicated by written Notice of Termination to the Executive, if such Notice is given by the Company, and to the Company, if such Notice is given by the Executive, all in accordance with the following procedures and those set forth in Section 23:

(i)                                     If such termination is for disability, Cause or Good Reason, then the Notice of Termination shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such termination.

(ii)                                  Any Notice of Termination by the Company shall have been approved, prior to the giving thereof to the Executive, by the Chief Executive Officer of the Company as evidenced by a document the Chief Executive Officer has executed, a copy of which shall accompany the Notice.

(iii)                               If the Notice is given by the Executive for Good Reason, then the Executive may cease performing the Executive’s duties hereunder on or after the date 15 days after the delivery of Notice of Termination (unless the Notice of Termination is based upon clause (vii) of the definition of “Good Reason” in Exhibit A, in which case the Executive may cease performing his duties at the time the Executive’s employment is terminated) and shall in any event cease employment on the Termination Date, if any, arising from the delivery of such Notice.  If the Notice is given by the Company, then the Executive may cease performing the Executive’s duties hereunder on the date of receipt of the Notice of Termination, subject to the Executive’s rights hereunder.

(iv)                              The recipient of any Notice of Termination shall personally deliver or mail in accordance with Section 23 written notice of any dispute relating to such Notice of Termination to the party giving such Notice within fifteen days after receipt thereof. After the expiration of such fifteen days, the contents of the Notice of Termination shall become final and not subject to dispute.

Notwithstanding the foregoing, (A) if the Executive terminates the Executive’s employment after a Change in Control without complying with this Section 12, then the Executive will be deemed to have voluntarily terminated the Executive’s employment other than for Good Reason and deemed to have delivered a written Notice of Termination to that effect to the Company as of the date of such termination and (B) if the Company or the Employer terminates the Executive’s employment after a Change in Control without complying with this Section 12, then the Company will be deemed to have terminated the Executive’s employment other than by reason of death, disability or Cause and the Company will be deemed to have delivered a written Notice of Termination to that effect to the Executive as of the date of such termination.  Under circumstances described in clause (B) above, the Executive may, but shall not be obligated to, also deliver a Notice of Termination based upon clause (vii) of the definition of “Good Reason” in Exhibit A for the purpose of subjecting such Notice to Section 12(a)(iv).

(b)                                 If a Change in Control occurs and the Executive’s employment with the Employer terminates (whether by the Company, the Executive or otherwise) within 180 days prior to the Change in Control, then the Executive may assert that such termination is a Covered Termination by sending a written Notice of Termination to the Company at any time prior to the day 180 days following the Change in Control in accordance with the procedures set forth in this Section 12(b) and those set forth in Section 23.  If the Executive asserts that the Executive terminated the Executive’s employment for Good Reason or that the Company terminated the Executive’s employment other than for disability or Cause, then the Notice of Termination shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such assertions.  The Company shall personally deliver or mail in accordance with Section 23 written notice of any dispute relating to such Notice of Termination to the Executive within 15 days after receipt thereof.  After the expiration of such 15 days, the contents of the Notice of Termination shall become final and not subject to dispute.  If the Executive’s termination constitutes a Covered Termination under this Section 12(b) such that the Executive is entitled to receive the Termination Payment, then such Termination Payment shall be paid to the Executive in cash equivalent on the first anniversary of the Change in Control and shall be accompanied by an interest payment calculated at Prime, such rate to be determined on the date of the Change in Control, compounded quarterly, from the date of the Change in Control.  In addition, for purposes of applying the provisions of Section 8(a)(ii), the first anniversary of the Change in Control shall be considered the Termination Payment Date.

13.                                 Confidentiality Agreement.  The obligations of the Executive under the Confidentiality Agreement shall remain in force after the Effective Date.

14.                                 Expenses and Interest.  If, after the Effective Date, (i) a dispute arises with respect to the enforcement of the Executive’s rights under this Agreement or (ii) any legal or arbitration proceeding shall be brought to enforce or interpret any provision contained herein or in the Confidentiality Agreement or to recover damages for breach hereof or of the Confidentiality Agreement, in either case so long as the Executive is not acting in bad faith, then the Company shall reimburse the Executive for any reasonable attorneys’ fees and necessary costs and disbursements incurred as a result of such dispute, legal or arbitration proceeding or tax audit or proceeding (“Expenses”), and prejudgment interest on any money judgment or arbitration award obtained by the Executive calculated at Prime from the date that payments to the Executive should have been made under this Agreement.  Within ten days after the Executive’s written request therefor (but in no event later than the end of the calendar year following the calendar year in which such Expense is incurred), the Company shall reimburse the Executive, or such other person or entity as the Executive may designate in writing to the Company, the Executive’s reasonable Expenses accompanied by an interest payment at Prime, compounded quarterly.

15.                                 Payment Obligations Absolute.  The Company’s obligation during and after the Employment Period to pay the Executive the amounts and to make the benefit and other arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right that the Company may have against the Executive or anyone else.  Except as provided in Section 8(b) and Section 14, all amounts payable by the Company hereunder shall be paid without notice or demand.  Each and every payment made hereunder by the Company shall be final, and the Company will not seek to recover all or any part of such payment from the Executive, or from whomsoever may be entitled thereto, for any reason whatsoever.

16.                                 Successors.

(a)                                  If the Company sells, assigns or transfers all or substantially all of its business and assets to any Person or if the Company merges into or consolidates or otherwise combines (where the Company does not survive such combination) with any Person (any such event, a “Sale of Business”), then the Company shall assign all of its right, title and interest in this Agreement as of the date of such event to such Person, and the Company shall cause such Person, by written agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company.  Failure of the Company to obtain such agreement prior to the effective date of such Sale of Business shall be a breach of this Agreement constituting “Good Reason” hereunder, except that for purposes of implementing the foregoing, the date upon which such Sale of Business becomes effective shall be deemed the Termination Date.  In case of such assignment by the Company and of assumption and agreement by such Person, as used in this Agreement, “Company” shall thereafter mean such Person that executes and delivers the agreement provided for in this Section 16 or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of, and be enforceable by, such Person.  The Executive shall, in the Executive’s discretion, be entitled to proceed against any or all of such Persons, any Person that theretofore was such a successor to the Company (as defined in the first paragraph of this Agreement) and the Company (as so defined) in any action to enforce any rights of the Executive hereunder.  Except as provided in this Section 16(a), this Agreement shall not be assignable by the Company.  This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

(b)                                 This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors,

administrators, heirs and beneficiaries.  All amounts payable to the Executive under Sections 7, 8, 9, 10, 11 and 14 if the Executive had lived shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs and representatives; provided, however, that the foregoing shall not be construed to modify any terms of any benefit plan of the Company, as such terms are in effect on the Effective Date, that expressly govern benefits under such plan in the event of the Executive’s death.

17.                                 Severability.  The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, then the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

18.                                 Amendment.  This Agreement may not be amended or modified at any time except by written instrument executed by the Company and the Executive.  However, at the request of the Company, the Executive will execute a revised form of this Agreement that reflects changes that the Company determines are appropriate to comply with regulations under Code Section 409A.

19.                                 Withholding.  The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided, that the amount so withheld shall not exceed the minimum amount required to be withheld by law.  In addition, if prior to the date of payment of the Termination Payment hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due with respect to any payment or benefit to be provided hereunder, then the Company shall provide for an immediate payment of the amount needed to pay the Executive’s portion of such tax (plus an amount equal to the taxes that will be due on such amount) and the Executive’s Termination Payment shall be reduced accordingly.  The Company shall be entitled to rely on an opinion of the National Tax Counsel if any question as to the amount or requirement of any such withholding shall arise.

20.                                 Additional Section 409A Provisions.

(a)                                  If any payment amount or the value of any benefit under this Agreement is required to be included in the Executive’s income prior to the date such amount is actually paid or the benefit provided as a result of the failure of this Agreement (or any other arrangement that is required to be aggregated with this Agreement under Code Section 409A) to comply with Code Section 409A, then the Company shall make a payment to the Executive, in a lump sum, within 90 days after the date it is finally determined that the Agreement (or such other arrangement that is required to be aggregated with this Agreement) fails to meet the requirements of Section 409A of the Code; such payment shall equal the amount required to be included in the Executive’s income as a result of such failure and shall reduce the amount of payments or benefits otherwise due hereunder (other than additional payments to be made by the Company pursuant to Section 8(b)).

(b)                                 The Company and the Executive intend the terms of this Agreement to be in compliance with Section 409A of the Code.  To the maximum extent permissible, any ambiguous terms of this Agreement shall be interpreted in a manner which avoids a violation of Section 409A of the Code.

(c)                                  The Executive acknowledges that to avoid an additional tax on payments that may be payable or benefits that may be provided under this Agreement and that constitute deferred compensation that is not exempt from Section 409A of the Code, the Executive must make a reasonable, good faith effort to collect any payment or benefit to which the Executive believes the Executive is entitled hereunder no later than 90 days after the latest date upon which the payment could have been made or benefit provided under this Agreement, and if the payment or benefit is not paid or provided, then the Executive must take further enforcement measures within 180 days after such latest date.

21.                                 Certain Rules of Construction.  No party shall be considered as being responsible for the drafting of this Agreement for the purpose of applying any rule construing ambiguities against the drafter or otherwise.  No draft of this Agreement shall be taken into account in construing this Agreement.  Any provision of this Agreement that requires an agreement in writing shall be deemed to require that the writing in question be signed by the Executive and an authorized representative of the Company.  This Agreement supersedes any prior Key Executive Employment and Severance Agreement between the Executive and the Company.

22.                                 Governing Law; Resolution of Disputes.

(a)                                  This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the internal laws of the State of Wisconsin (excluding any choice of law rules that may direct the application of the laws of another jurisdiction) except that Section 22(b) shall be construed in accordance with the Federal Arbitration Act if arbitration is chosen by the Executive as the method of dispute resolution.

(b)                                 Any dispute arising out of this Agreement or, after the Effective Date, the Confidentiality Agreement, shall, at the Executive’s election, be determined by arbitration under the rules of the American Arbitration Association then in effect (but subject to any evidentiary standards set forth in this Agreement), in which case both parties shall be bound by the arbitration award, or by litigation.  Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be Oshkosh, Wisconsin or, at the Executive’s election, if the Executive is no longer residing or working in the Oshkosh, Wisconsin, in the judicial district encompassing the city in which the Executive resides; provided, that, if the Executive is not then residing in the United States, then the election of the Executive with respect to such venue shall be either Oshkosh, Wisconsin or in the judicial district encompassing that city in the United States among the thirty cities having the largest population (as determined by the most recent United States Census data available at the Termination Date) that is closest to the Executive’s residence.  The parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.

23.                                 Notice.  Notices given pursuant to this Agreement shall be in writing and, except as otherwise provided by Section 12(a)(iii), shall be deemed given when actually received by the Executive or actually received by the Company’s Secretary or any officer of the Company other than the Executive.  If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to Oshkosh Corporation, Attention: Secretary (or, if the Executive is then Secretary, to the Chief Executive Officer), 2307 Oregon Street, P.O. Box 2566, Oshkosh, WI 54903-2566, or if to the Executive, at the address set forth below the Executive’s signature to this Agreement, or to such other address as the party to be notified shall have theretofore given to the other party in writing.

24.                                 No Waiver.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

25.                                 Headings.  The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

OSHKOSH CORPORATION

By:
Name:
Title:

Attest:
Name:
Title:

EXECUTIVE

(SEAL)
[Name]
[Address]

Exhibit A

CERTAIN DEFINED TERMS

For purposes of this Agreement,

(a)                                  409A Affiliate.  The term “409A Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Section 414(b) of the Code, or that is under common control with the Company within the meaning of Section 414(c) of the Code; provided, however, that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.

(b)                                 Act.  The term “Act” means the Securities Exchange Act of 1934, as amended.

(c)                                  Accrued Benefits.  The term “Accrued Benefits” shall include the following amounts, payable as described herein:  (i) all base salary for the time period ending with the Termination Date; (ii) reimbursement for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company for the time period ending with the Termination Date; (iii) any and all other cash earned through the Termination Date and deferred at the election of the Executive or pursuant to any deferred compensation plan then in effect; (iv) notwithstanding any provision of any bonus or incentive compensation plan applicable to the Executive, but subject to any deferral election then in effect, a lump sum amount, in cash, equal to the sum of (A) any bonus or incentive compensation that has been allocated or awarded to the Executive for a fiscal year or other measuring period under the plan that ends prior to the Termination Date but has not yet been paid (pursuant to Section 5(f) or otherwise) and (B) a pro rata portion to the Termination Date of the aggregate value of all contingent bonus or incentive compensation awards to the Executive for all uncompleted periods under the plan calculated as to each such award as if the target or expected performance Goals with respect to such bonus or incentive compensation award had been attained (reduced, but not below zero, by amounts paid under all such contingent bonuses or incentive compensation awards upon a Change in Control to the extent such amounts relate to the same period of time); and (v) all other payments and benefits to which the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse or other beneficiary) may be entitled as compensatory perquisites or under the terms of any benefit plan of the Company, including (subject to Section 8(a)(i)) severance payments under the Company’s severance policies and practices in the form most favorable to the Executive that were in effect at any time during the 180-day period prior to the Effective Date.  Payment of Accrued Benefits shall be made promptly in accordance with the Company’s prevailing practice with respect to clauses (i) and (ii) or, with respect to clauses (iii), (iv) and (v), pursuant to the terms of the benefit plan or practice establishing such benefits; provided, however, that payments pursuant to clause (iv)(B) shall be paid on the first day of the seventh month following the month in which the Separation from Service occurs, unless the Separation from Service is due to death, in which event such payment shall be made within 90 days of the date of the Executive’s death.

(d)                                 Affiliate and Associate.  The terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations of the Act.

(e)                                  Annual Cash Compensation.  The term “Annual Cash Compensation” shall mean the sum of (A) the Executive’s Annual Base Salary, plus (B) the higher of (1) the highest annual bonus or incentive compensation award earned by the Executive under any cash bonus or incentive compensation plan of the Company or any of its Affiliates during the three complete fiscal years of the Company immediately preceding the Termination Date or, if more favorable to the Executive, during the three complete fiscal years of the Company immediately preceding the Effective Date; or (2) the highest average annual bonus and/or incentive compensation earned during the three complete fiscal years of the Company immediately preceding the Termination Date (or, if more favorable to the Executive, during the three complete fiscal years of the Company immediately preceding the Effective Date) under any cash bonus or incentive compensation plan of the Company or any of its Affiliates by the group of executives of the Company and its Affiliates participating under such plan during such fiscal years at a status or position comparable to that at which the Executive participated or would have participated pursuant to the Executive’s most senior position at any time during the 180 days preceding the Effective Date or thereafter until the Termination Date.

(f)                                    Cause.  The Company may terminate the Executive’s employment after the Effective Date for “Cause” only if the conditions set forth in paragraphs (i) and (ii) have been met and the Company otherwise complies with this Agreement:

(i)                                     (A)  the Executive has committed any act of fraud, embezzlement or theft in connection with the Executive’s duties as an executive or in the course of employment with the Company and/or its subsidiaries; (B) the Executive has willfully and continually failed to perform substantially the Executive’s duties with the Company or any of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness or injury, regardless of whether such illness or injury is job-related) for an appropriate period, which shall not be less than 30 days, after the Chief Executive Officer of the Company has delivered a written demand for performance to the Executive that specifically identifies the manner in which the Chief Executive Officer believes the Executive has not substantially performed the Executive’s duties; (C) the Executive has willfully engaged in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; (D) the Executive has breached the terms of the Confidentiality Agreement concerning restrictions relating to a Competing Business (as such term is defined in the Confidentiality Agreement); or (E) the Executive has willfully and wrongfully disclosed any Trade Secrets or Confidential Information of the Company or any of its Affiliates (as such terms are defined in the Confidentiality Agreement) or the Executive has otherwise willfully breached the Confidentiality Agreement; and in any such case the act or omission shall have been determined by the Chief Executive Officer of the Company to have been materially harmful to the Company and its subsidiaries taken as a whole.

For purposes of this provision, (1) no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company and (2) any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(ii)                                  (A) The Company terminates the Executive’s employment by delivering a Notice of Termination to the Executive, (B) prior to the time the Company has terminated the Executive’s employment pursuant to a Notice of Termination, the Chief Executive Officer of the Company has executed a document confirming the finding of the Chief Executive Officer that the Executive was guilty of conduct set forth in this definition of Cause, and specifying the particulars thereof in detail, (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Chief Executive of the Company) and (C) the Company delivers a copy of such document to the Executive with the Notice of Termination at the time the Executive’s employment is terminated.

In the event of a dispute regarding whether the Executive’s employment has been terminated for Cause, no claim by the Company that the Company has terminated the Executive’s employment for Cause in accordance with this Agreement shall be given effect unless the Company establishes by clear and convincing evidence that the Company has complied with the requirements of this Agreement to terminate the Executive’s employment for Cause.

(g)                                 Change in Control.  The term “Change in Control” shall mean the occurrence of any one of the following events:

(i)                                     any Person (other than (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company (individually, an “Excluded Person” and collectively, “Excluded Persons”)) is or becomes the “Beneficial Owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after July 14, 2008, pursuant to express authorization by the Board that refers to this exception) representing 25 percent or more of (1) the combined voting power of the Company’s then outstanding voting securities or (2) the then outstanding shares of common stock of the Company; or

(ii)                                  the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on July 14, 2008, constituted the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on July 14, 2008, or whose appointment, election or nomination for election was previously so approved; or

(iii)                               consummation of a merger, consolidation or share exchange of the Company with any other corporation or issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect subsidiary of the Company), other than (A) a merger, consolidation or share exchange that would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50 percent of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange or (B) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after July 14, 2008, pursuant to express authorization by the Board that refers to this exception) representing 25 percent or more of (1) the combined voting power of the Company’s then outstanding voting securities or (2) the then outstanding shares of common stock of the Company; or

(iv)                              (A) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or (B) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 75 percent of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, (x) no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (y) solely for purposes of Section 12(b) and the second sentence of the definition of “Effective Date” in this Exhibit A, a “Change in Control” shall be deemed to have occurred only if the applicable event also constitutes a change in control within the meaning of Section 409A of the Code.

(h)                                 Code.  The term “Code” means the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof.

(i)                                     Covered Termination.  Subject to Section 12(b), the term “Covered Termination” means any Termination of Employment during the Employment Period where the Termination Date, or the date Notice of Termination is delivered, is any date on or prior to the end of the Employment Period.

(j)                                     Effective Date.  The term “Effective Date” shall mean the first date on which a Change in Control occurs.  Anything in this Agreement to the contrary notwithstanding, if (i) a Change in Control occurs, (ii) the Executive’s employment with the Employer terminates (whether by the Company, the Executive or otherwise) within 180 days prior to the Change in Control and (iii) it is reasonably demonstrated by the Executive that either (A) any such termination of employment by the Employer (1) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (2) otherwise arose in connection with or in anticipation of a Change in Control, or (B) any such Termination of Employment by the Executive took place subsequent to the occurrence of an event described in clause (ii), (iii), (iv) or (v) of the definition of “Good Reason,” which event (1) occurred at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (2) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the term “Effective Date” shall mean the day immediately prior to the date of such termination of employment.

(k)                                  Employer.  The term “Employer” means the Company and/or any subsidiary of the Company that employed the Executive immediately prior to the Effective Date.

(l)                                     Good Reason.  The Executive shall have a “Good Reason” for termination of employment on or after the Effective Date if the Executive determines in good faith that any of the following events has occurred:

(i)                                     any breach of this Agreement by the Company, including specifically any breach by the Company of its agreements contained in Section 4, Section 5 or Section 6, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that the Company remedies promptly after receipt of notice thereof given by the Executive;

(ii)                                  any reduction in the Executive’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits, in each case relative to those most favorable to the Executive in effect at any time during the 180-day period prior to the Effective Date or, to the extent more favorable to the Executive, those in effect after the Effective Date;

(iii)                               a material adverse change, without the Executive’s prior written consent, in the Executive’s working conditions or status with the Company or the Employer from such working conditions or status in effect during the 180-day period prior to the Effective Date or, to the extent more favorable to the Executive, those in effect after the Effective Date, including but not limited to (A) a material change in the nature or scope of the Executive’s titles, authority, powers, functions, duties, reporting requirements or responsibilities, or (B) a material reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that the Company remedies promptly after receipt of notice thereof given by the Executive;

(iv)                              the relocation of the Executive’s principal place of employment to a location more than 50 miles from the Executive’s principal place of employment on the date 180 days prior to the Effective Date;

(v)                                 the Employer requires the Executive to travel on Employer business to a materially greater extent than was required during the 180-day period prior to the Effective Date;

(vi)                              failure by the Company to obtain the agreement referred to in Section 16(a) as provided therein; or

(vii)                           the Company or the Employer terminates the Executive’s employment after a Change in Control without delivering a Notice of Termination in accordance with Section 12;

provided that (A) any such event occurs following the Effective Date or (B) in the case of any event described in clauses (ii), (iii), (iv) or (v) above, such event occurs on or prior to the Effective Date under circumstances described in clause (iii)(B)(1) or (iii)(B)(2) of the definition of “Effective Date.”  In the event of a dispute regarding whether the Executive terminated the Executive’s employment for “Good Reason” in accordance with this Agreement, no claim by the Company that such termination does not constitute a Covered Termination shall be given effect unless the Company establishes by clear and convincing evidence that such termination does not constitute a Covered Termination.  Any election by the Executive to terminate the Executive’s employment for Good Reason shall not be deemed a voluntary termination of employment by the Executive for purposes of any other employee benefit or other plan.

(m)                               Indemnified Section 409A Violation.  The term “Indemnified Section 409A Violation” means a violation of Section 409A of the Code that occurs in connection with any payment or benefit (or any acceleration of any payment or benefit) in connection with this Agreement or, on or after the Effective Date, the Executive’s employment or the termination thereof as a result of (i) the Company’s clerical error, (ii) the Company’s failure to administer this Agreement or any benefit plan or program in accordance with its written terms, or (iii) the fact that a provision of any benefit plan or program of the Company fails to comply with Code Section 409A, and the Executive incurs additional tax under Section 409A of the Code as a result of such violation.

(n)                                 Normal Retirement Date.  The term “Normal Retirement Date” means the date the Executive reaches “Normal Retirement Age” as defined in the Oshkosh Corporation Salaried and Clerical Employees Retirement Plan as in effect on the date hereof, or the corresponding date under any successor plan of the Employer as in effect on the Effective Date.

(o)                                 Notice of Termination.  The term “Notice of Termination” means a written notice as contemplated by Section 12.

(p)                                 Person.  The term “Person” shall have the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) thereof.

(q)                                 Prime.  “Prime” means the rate of interest announced by U. S. Bank, National Association, Milwaukee, Wisconsin, from time to time as its prime or base lending rate.

(r)                                    Section 409A Indemnification.  The term “Section 409A Indemnification” means a payment to be made by the Company to the Executive, in the event of an Indemnified Section 409A Violation, such that the net amount of such payment that the Executive retains, after the Executive pays any federal, state, or local income tax or FICA tax on the amount of the Section 409A Indemnification, shall be equal to the Section 409A Tax attributable to the Indemnified Section 409A Violation.  For purposes of determining the Section 409A Indemnification amount, the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Section 409A Indemnification is to be paid to the Executive and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s domicile for income tax purposes on the date the Section 409A Indemnification is to be paid to the Executive, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(s)                                  Section 409A Tax.  The term “Section 409A Tax” means the sum of (i) the 20 percent additional income tax described in Code Section 409A(a)(1)(B)(I)(ii) to the extent such additional tax is incurred by the Executive as a result of an Indemnified Section 409A Violation, (ii) the interest determined to be due under Code Section 409A(a)(1)(B)(I)(i) in connection with the same Indemnified Section 409A Violation, and (iii) any penalties incurred by the Executive in connection with the same Indemnified Section 409A Violation, provided that the Executive pays such additional income tax and related interest and penalties promptly upon being notified that such amount is due.  Section 409A Tax does not include any interest or penalties assessed by the Internal Revenue Service on the Executive that are attributable to Executive’s willful misconduct or negligence.

(t)                                    Separation from Service.  The term “Separation from Service” means the Executive’s Termination of Employment with the Company and all 409A Affiliates or, if the Executive continues to provide services following his or her Termination of Employment, such later date as is considered a separation from service from the Company and its 409A Affiliates within the meaning of Code Section 409A.  Specifically, if the Executive continues to provide services to the Company or a 409A Affiliate in a capacity other than as an employee, such shift in status is not automatically a Separation from Service.

(u)                                 Termination Date.  Except as otherwise provided in Section 9(b), Section 12(b) and Section 16(a), the term “Termination Date” means (i) if the Termination of Employment is by the Executive’s death, the date of death; (ii) if the Termination of Employment is by reason of voluntary early retirement, as agreed in writing by the Company and the Executive, the date of such early retirement that is set forth in such written agreement; (iii) if the

Termination of Employment for purposes of this Agreement is by reason of disability pursuant to Section 11, 30 days after the Notice of Termination is given; (iv) if the Termination of Employment is by the Executive voluntarily (other than for Good Reason), the date the Notice of Termination is given; and (v) if the Termination of Employment is by the Employer (other than by reason of disability pursuant to Section 11) or by the Executive for Good Reason, 30 days after the Notice of Termination is given.

(A)                              If termination is for Cause pursuant to Section 7(b) and if the Executive has cured the conduct constituting such Cause as described by the Employer in its Notice of Termination within such 30-day or shorter period, then the Executive’s employment hereunder shall continue as if the Employer had not delivered its Notice of Termination.

(B)                                If the Executive shall in good faith give a Notice of Termination for Good Reason and the Company notifies the Executive that a dispute exists concerning the termination within the fifteen day period following receipt thereof, then the Executive may elect to continue the Executive’s employment during such dispute and the Termination Date shall be determined under this paragraph.  If the Executive so elects and it is thereafter determined that the Executive terminated the Executive’s employment for Good Reason in accordance with this Agreement, then the Termination Date shall be the earlier of (1) the date on which the dispute is finally determined, either (x) by mutual written agreement of the parties or (y) in accordance with Section 22 or (2) the date of the Executive’s death.  If the Executive so elects and it is thereafter determined that the Executive did not terminate the Executive’s employment for Good Reason in accordance with this Agreement, then the employment of the Executive hereunder shall continue after such determination as if the Executive had not delivered the Notice of Termination asserting Good Reason and there shall be no Termination Date arising out of such Notice.  In either case, this Agreement continues, until the Termination Date, if any, as if the Executive had not delivered the Notice of Termination except that, if it is finally determined that the Executive terminated the Executive’s employment for Good Reason in accordance with this Agreement, then the Executive shall in no case be denied the benefits described in Section 8 (including a Termination Payment) based on events occurring after the Executive delivered the Notice of Termination.

(C)                                Except as provided in paragraph (A) above, if the party receiving the Notice of Termination notifies the other party that a dispute exists concerning the termination within the fifteen day period following receipt thereof and it is finally determined that termination of the Executive’s employment for the reason asserted in such Notice of Termination was not in accordance with this Agreement, then (1) if such Notice was delivered by the Executive, then the Executive will be deemed to have voluntarily terminated the Executive’s employment other than for Good Reason by means of such Notice and (2) if delivered by the Company, then the

Company will be deemed to have terminated the Executive’s employment other than by reason of death, disability or Cause by means of such Notice.

(v)                                 Termination of Employment.  The term “Termination of Employment” means a termination of employment of the Executive (A) when the Company and the Executive reasonably anticipate that no further services will be performed by the Executive for the Company and its 409A Affiliates or that the level of bona fide services the Executive will perform as an employee of the Company and its 409A Affiliates will permanently decrease to no more than 20 percent of the average level of bona fide services performed by the Executive (whether as an employee or independent contractor) for the Company and its 409A Affiliates over the immediately preceding 36-month period (or such lesser period of services) or (B) when the Company determines in good faith based on the facts and circumstances in accordance with Code Section 409A, upon a decrease in services by the Executive that is to more than 20 percent of such average level of bona fide services but less than 50 percent, that a Termination of Employment has occurred.  The Executive’s termination of employment shall be presumed not to occur where the level of bona fide services performed by the Executive for the Company and its 409A Affiliates continues at a level that is 50 percent or more of the average level of bona fide services performed by the Executive (whether as an employee or independent contractor) for the Company and its 409A Affiliates over the immediately preceding 36-month period (or such lesser period of service).  No presumption applies to a decrease in services that is to more than 20 percent of such average level of bona fide services but less than 50 percent, and in such event, whether the Executive has had a Termination of Employment will be determined in good faith by the Company based on the facts and circumstances in accordance with Code Section 409A.  Notwithstanding the foregoing, if the Executive takes a leave of absence for purposes of military leave, sick leave or other bona fide leave of absence, then the Executive will not be deemed to have incurred a Separation from Service for the first six months of the leave of absence or, if longer, for so long as the Executive’s right to reemployment is provided either by statute or by contract, including this Agreement; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to 29 months without causing a Termination of Employment.